Exhibit 10.06

            AGREEMENT (this "Agreement"), dated as of June 19, 2000, by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation with its principal office at 75 Maxess Road, Melville, New York 11747 (the "Company"), and CHARLES A. BOEHLKE, JR. (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, the parties hereto covenant and agree as follows:

      1. Employment. The Company employs the Executive as Senior Vice President and Chief Financial Officer of the Company ("CFO") commencing on June 19, 2000. If the Company shall so request, the Executive shall become and shall, during such portion or portions of the Executive's employment with the Company hereunder as the Company shall request, act as a director and/or officer of the Company and/or any of its subsidiaries without any compensation in addition to that provided in Section 2 hereof. The Executive accepts such employment, agrees to serve as the Senior Vice President and CFO of the Company, agrees to perform such other services or act in such other capacities as shall from time to time be assigned to him by the President or by the Chief Operating Officer of the Company or pursuant to the authorization of the Board of Directors of the Company (the "Board of Directors") and agrees diligently and competently to devote his entire business time, skill and attention to such services.

      2. Compensation. The Company shall pay to the Executive, and the Executive shall accept from the Company, for the Executive's services hereunder, base compensation at the rate of $275,000 per annum (the "Annual Base Compensation"), payable in accordance with the Company's customary payroll policy; provided, however, that the Board of Directors of the Company may from time to time increase such rate of compensation to such amount as it shall determine. The Company also shall (i) pay to the Executive a one time signing bonus in the amount of $100,000 upon the completion by the Executive of six (6) months of employment hereunder and (ii) grant to the Executive an option to purchase 125,000 shares of the Company's Class A common stock, par value $.001 per share, in accordance with the terms of the Company's 1998 Stock Option Plan, such grant to be effective as of the commencement of employment by the Executive and to provide for the vesting of all such options upon a Change of Control (as such term is hereinafter defined). The Executive will be eligible (i) for additional bonus compensation in November 2001, the time at which other executive employees of the Company are considered for annual bonus awards, and (ii) to receive additional stock options as determined in the sole and absolute discretion of the Board of Directors based upon the performance of the Company and the individual performance of the Executive. The amount of such bonus award, if any, shall be determined in the sole and absolute discretion of the Company and is anticipated to be in the range of between 25% and 60% of Annual Base Compensation, none of which is guaranteed. The number of additional stock options, if any, which may be granted is anticipated to be in the range of 40,000 to 60,000 shares, none of which stock options is guaranteed. The Executive acknowledges that, in entering into this Agreement, he has not relied on any estimates with respect to the amount of any future bonus award or the number of additional stock options and agrees that no amounts have been promised or assured.

      3. Expenses. During the Executive's employment hereunder, the Company shall pay or reimburse the Executive for all reasonable and itemized business expenses, including, but
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not limited to, an allowance in an amount of $900 per month for all automobile related expenses, incurred by the Executive while conducting or furthering the business of the Company, including without limitation maintenance, insurance and gasoline. Such allowance will be paid in accordance with the Company's customary payroll policy. The Executive shall keep appropriate records of such expenses and shall submit receipts or other evidence relating to them in accordance with the Company's policy. Reimbursement for such expenses shall be subject to such regulations and procedures as the Company may determine from time to time.

      4. Vacation. During the Executive's employment hereunder, the Executive shall be entitled to four (4) weeks of paid vacation leave. The time at which the Executive will be absent from the office shall be at the Executive's sole discretion, provided such time is compatible with the vacation and work schedule of other executive employees.

      5. Benefits. During the Executive's employment hereunder, the Executive shall be entitled to participate in such fringe benefits as generally are made available by the Company to executive employees from time to time, including, but not limited to, medical, disability, retirement and insurance plans; provided, however, that the Executive's right to participate in any plan shall be subject to the applicable eligibility requirements of particular benefit plans and, in the case of benefit plans providing for discretionary grants or awards, to the discretion of the person or entity vested with such discretion.

      6. Severance.

      (a) In the event of the termination of the Executive's employment hereunder other than for Cause (as such term is hereinafter defined), the Executive shall be entitled to a severance payment in an amount equal only to the highest Annual Base Compensation of the Executive received at any time during the period of his employment (which Annual Base Compensation shall not include any amount for any bonus), and the Executive shall continue to receive, at the Company's expense, the automobile allowance and medical insurance benefits referred to above for a period of one year following such termination. The severance payment shall be payable in accordance with the Company's customary payroll policy during the one-year period following such termination.

      (b) In addition, upon the termination of the Executive's employment hereunder other than for Cause, the Company shall retain the Executive as a consultant to the Company for a one-year period commencing on the date of such termination. The Executive agrees to accept such retention and to provide consulting services to the Company with respect to financial matters; provided, however, that the Executive shall not be required to devote more than ten (10) hours in any calendar quarter to such services. For such consulting services, the Company shall pay to the Executive compensation at the rate of $2,500 per annum. All stock options theretofore vested but not yet exercised will expire thirty (30) days after the termination of such consultancy in accordance with the terms of the Company's 1998 Stock Option Plan.

      (c) In the event of the termination of the Executive's employment hereunder for Cause, the Employee shall be entitled only to receive any accrued but unpaid base compensation hereunder through the date of such termination, and all other benefits hereunder shall be terminated as of the date of such termination.


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      7. Change of Control.

      (a) If, within two years following a Change of Control, the Executive's Circumstances of Employment (as such term is hereinafter defined) shall have changed, the Executive may terminate his employment hereunder by written notice to the Company given no later than ninety (90) days following such change in the Executive's Circumstances of Employment. In the event of such termination by the Executive of his employment or if, within two years following a Change in Control, the Company shall terminate the Executive's employment other than for Cause, the Company shall pay to the Executive, within thirty (30) days of such termination, an amount equal to the Annual Base Compensation of the Executive at the time of such termination plus the amount of any bonus paid to him with respect to the fiscal year ending immediately prior to such termination.

      (b) A "Change in Control" shall be deemed to occur upon (i) the sale by the Company of all or substantially all of its assets to any "person" (as hereinafter defined); (ii) the consolidation of the Company with any person or the merger of the Company with any person as a result of which merger the Company is not the surviving entity as a publicly held corporation; or (iii) the sale or issuance by the Company and/or the sale by any one or more of its stockholders in one or more transactions, related or unrelated, of the Company's voting securities to one or more persons (other than Mitchell Jacobson or Marjorie Gershwind) as a result of which any such person and its "affiliates" (as hereinafter defined) shall possess more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities. As used herein, a "person" shall mean any individual, partnership, firm, trust, corporation or similar entity, and an "affiliate", when used with respect to any person, shall mean any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first-mentioned person.

      (c) The Executive's "Circumstances of Employment" shall have changed if there shall have occurred any of the following events: (i) a material reduction or change in the Executive's employment duties or reporting responsibilities;
(ii) a reduction in the annual base compensation made available by the Company to the Executive; or (iii) a material diminution in the Executive's status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control.

      (d) "Cause" shall mean a good faith determination by the Board of Directors that the termination of the employment by the Company of the Executive is necessary by reason of (i) the commission by the Executive of any act which, if successfully prosecuted by the appropriate authorities, would constitute a felony under Federal or state law, unless the Executive performed the acts underlying such felony in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company; (ii) the Executive's embezzlement or intentional misappropriation of any property of the Company; or (iii) the Executive's having divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the regular course of business of the Company, any Confidential Information (as such term is hereinafter defined) relating to the customers, employees, operations, financial condition, revenues or projections of the Company, other than any such Confidential Information already in the public domain.

      (e) Notwithstanding any other provision of this Section 7, the Executive agrees that no amount shall be payable by the Company to the Executive pursuant to Section 7(a) if the payment of all or any part of such amount shall restrict or otherwise impair, as determined by the


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Company in its sole discretion, the ability of the Company to utilize the
"pooling of interests" method of accounting, as such term is used under generally accepted accounting principles.

      8. At Will Employment. Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Company, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Company at such compensation as the Company shall determine from time to time, and (b) the Company shall have the right to terminate the Executive's employment at any time, with or without Cause.

      9. Employment Inducement. The Executive shall not, during his employment hereunder and for a period of two (2) years thereafter, in any manner, directly or indirectly, induce or attempt to influence any present or future employee of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate.

      10. Confidentiality. The Executive's duties hereunder will give the Executive access to trade secrets and other confidential or proprietary information of the Company of a special and unique nature and value to the Company, including but not limited to the nature and material terms of business proposals available to the Company, financial records of the Company and other information relating to the Company's present or future operations (all of the foregoing, whether or not it qualifies as a "trade secret" under applicable law, is collectively called "Confidential Information"). The Executive recognizes that the Confidential Information is proprietary to the Company and gives it a significant competitive advantage in its industry. Accordingly, the Executive shall not use or disclose any of the Confidential Information during or after the termination for any reason of his employment hereunder, except for the sole and exclusive benefit of the Company. Upon any termination of the Executive's employment hereunder, the Executive will return to the Company's principal office all documents, computer tapes and other tangible embodiments of any Confidential Information. The Executive agrees that the Company would be irreparably injured by any breach of the foregoing provisions, that such injury would not be adequately compensable by monetary damages, and that accordingly, the Company may specifically enforce the provisions of this paragraph by injunction, without affecting any claim for damages. For purposes of this
Section 10, the "Company" shall mean the Company and/or its affiliates.

      11. Miscellaneous.

            (a) This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            (c) The provisions of this Agreement shall be severable, and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

            (d) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith.

            (e) All notices required and allowed hereunder shall be in writing, and shall be deemed given if delivered personally or sent by certified mail, return receipt requested, first-class postage and registration fees prepaid, and addressed to the party for whom intended at the


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address set forth on the first page or to such other address as has been most recently specified for a party by notice to the other party.

            (f) The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the day and year first above written.

                                    MSC INDUSTRIAL DIRECT CO., INC.

                                    By: /s/ David Sandler
                                        ----------------------------------
                                    Name: David Sandler
                                    Title: Executive Vice President


                                    EXECUTIVE

                                    /s/ Charles A. Boehlke
                                    --------------------------------------
                                    Charles A. Boehlke, Jr.


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